Contact: Jack Lowry

Vice President of Finance and CFO

734 414-6100

PERCEPTRON ANNOUNCES ITS FOURTH QUARTER AND FISCAL YEAR 2012 FINANCIAL RESULTS

Plymouth, Michigan, September 4, 2012 – Perceptron, Inc. (NASDAQ: PRCP) today announced results for the fourth quarter and fiscal year ending June 30, 2012. The results include a reclassification of the Company’s Commercial Products Business Unit (“CBU”) as discontinued operations in fiscal year 2012 and prior years consistent with the recently-announced sale of CBU. The operating results discussed below represent the Company’s continuing operations of its Industrial Business Unit (“IBU”).

Fourth Quarter 2012 Results

Net sales in the fourth quarter of fiscal year 2012 were $12.8 million. Perceptron reported a loss from continuing operations of $1.3 million, or ($0.16) per diluted share for the fourth quarter of 2012. The loss from continuing operations before a tax valuation allowance, a non-GAAP financial measure, was $119,000, or ($0.02) per diluted share, for the fourth quarter of fiscal 2012. In the fourth quarter of fiscal 2011, Perceptron reported net sales of $14.2 million and income from continuing operations of $786,000, or $0.09 per diluted share.

In the fourth quarter of fiscal 2012, the Company recorded an income tax expense of $1.2 million for the establishment of a valuation allowance on its deferred tax assets based on its determination that it is unlikely that the Company will be able to fully utilize the tax benefit in the next few years. This had a significant impact on the loss from continuing operations for the quarter and accounted for approximately $0.14 of the $0.16 loss per diluted share.

During the quarter ended June 30, 2012, the Company also recorded a $1.3 million loss from discontinued operations, net of taxes, or ($0.15) per diluted share, related to CBU. In the fourth quarter of fiscal year 2011, the loss from the CBU discontinued operations was $241,000, net of taxes, or ($0.03) per diluted share. The Company’s net loss for the quarter ended June 30, 2012 was $2.6 million, or ($0.31) per diluted share, compared to net income of $545,000, or $0.06 per diluted share for the quarter ended June 30, 2011.

Harry Rittenour, President and Chief Executive Officer, commented, “Overall, IBU had a very solid fiscal year. Sales increased by approximately $6.5 million, or 12.8%, to $57.4 million. Gross margin was 42.1% for the fiscal year, and operating income increased to $5.6 million, or 9.8% of sales, from $3.4 million, or 6.7% of sales last fiscal year. Our fourth quarter operating results from IBU were in line with our expectations. As we indicated in our third quarter earnings call, we expected fourth quarter sales to be lower because of our very strong business performance and sales in the second and third quarters. At $12.8 million, our sales volumes ranked approximately mid-way between the first and second quarter levels, as anticipated.”

Fiscal Year 2012 Results

For the full fiscal year 2012, net sales increased by 12.8% to $57.4 million, with income from continuing operations of $2.8 million, or $0.34 per diluted share. Income from continuing operations before the tax valuation allowance, a non-GAAP financial measure, was $4.0 million, or $0.48 per diluted share for the twelve months ended June 30, 2012. For the twelve months ended June 30, 2011, the Company reported net sales of $50.8 million and income from continuing operations of $2.7 million, or $0.29 per diluted share.

“CBU’s financial results have been reported as discontinued operations in fiscal year 2012, and prior year’s results have been presented on a consistent basis,” said Jack Lowry, Perceptron’s Chief Financial Officer. “Fiscal year 2012 included several unusual, but material, items that we do not expect to re-occur in fiscal year 2013, including a $1.2 million valuation allowance on our deferred tax assets, a previously disclosed $1.0 million loss from the litigation settlement from the Forest Products business unit that was discontinued in 2002, and a loss of $2.2 million, net of taxes, related to the discontinued operations of CBU. These items reduced our diluted earnings per share (“EPS”) by $0.14, $0.12, and $0.26 respectively. In fiscal year 2011, the Company recorded an $824,000 loss, net of taxes, or ($0.09) loss per diluted share, related to the discontinued operations of CBU. The Company had a net loss of $333,000, or ($0.04) per diluted share in fiscal year 2012 compared to net income of $1.8 million, or $0.20 per diluted share in fiscal year 2011.”

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

September 4, 2012

Highlights of Operations

Given the sale of CBU, the Company has only one reporting segment. Fiscal years 2011 and 2012 financial results report CBU in discontinued operations. The financial results from continuing operations in both years reflect the results of the Industrial Business Unit (IBU).

Geographic information on sales, bookings and backlog for the Company from continuing operations in fiscal years 2012 and 2011 are shown in the tables that follow:

SALES

(all numbers in millions)

	Fourth Quarter Ending June 30			Twelve months Ending June 30
	Fiscal 2012	Fiscal 2011	Change	Fiscal 2012	Fiscal 2011	Change
Geographic Region
Americas	$6.4	$6.1	$0.3	$26.3	$20.4	$5.9
Europe	3.7	5.8	(2.1)	18.4	22.6	(4.2)
Asia	2.7	2.3	0.4	12.7	7.8	4.9
Total Sales	$12.8	$14.2	$(1.4)	$57.4	$50.8	$6.6

BOOKINGS

(all numbers in millions)

	Fourth Quarter Ending June 30			Twelve months Ending June 30
	Fiscal 2012	Fiscal 2011	Change	Fiscal 2012	Fiscal 2011	Change
Geographic Region
Americas	$6.1	$2.7	$3.4	$30.8	$22.6	$8.2
Europe	2.8	5.1	(2.3)	19.7	23.1	(3.4)
Asia	2.3	4.6	(2.3)	13.2	12.3	0.9
Total Bookings	$11.2	$12.4	$(1.2)	$63.7	$58.0	$5.7

Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG

(all numbers in millions)

	Fourth Quarter Ending June 30
	Fiscal 2012	Fiscal 2011	Change
Geographic Region
Americas	$12.2	$7.6	$4.6
Europe	9.9	8.6	1.3
Asia	8.1	7.7	0.4
Total Backlog	$30.2	$23.9	$6.3

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

September 4, 2012

Fourth Quarter Results

Sales were approximately $12.8 million, or 9.4%, below the $14.2 million in the fourth quarter of fiscal year 2011. The decrease occurred in Europe and was primarily due to lower shipments of materials than in the fourth quarter of fiscal year 2011 and a larger amount of deferred revenue in projects that were in progress and in which installation-related labor had not been completed. Approximately $475,000 of the decline was due to the weaker foreign exchange rate between the Euro and the U.S. Dollar in the fourth quarter this year compared to last year.

Bookings in the quarter were approximately $11.2 million, or 9.7%, lower than the $12.4 million booked in the fourth quarter of fiscal year 2011. A $3.4 million increase in bookings in the Americas was offset by a $2.3 million reduction in bookings in both Europe and Asia. Approximately $400,000 of the reduction in Europe was due to the lower foreign exchange rate this year compared to last year. Bookings in the fourth quarter last year were particularly strong in Asia.

The Company’s backlog on June 30, 2012 was approximately $30.2 million, or 26.4%, higher than at June 30, 2011. The Company’s backlog remains very strong and is higher in all three geographic regions than in the fourth quarter last year. The largest increases have occurred in North America, Brazil and Europe. Europe’s backlog would have been approximately $1.5 million higher if the Euro was at the same level against the U.S. Dollar this year as it was last year. The Company’s backlog has remained above $30 million for four consecutive quarters. The $30.2 million represents a record for year-end backlogs.

Gross margin decreased by approximately $2.2 million, or 34%, compared to the fourth quarter of last year. The gross margin was 32.2% in the fourth quarter this year compared to 44.4% last year. The decline in gross margin percent was primarily due to the timing of project expenses compared to the revenue that could be recognized on the large projects underway in Brazil and on open projects in Europe.

Selling, general, and administrative (SG&A) expenses were approximately $860,000, or 22%, lower than in the fourth quarter of fiscal 2011. The reduction in cost was primarily due to lower costs for profit sharing, legal, stock-based compensation, and the effect of the weaker Euro relative to the U.S. Dollar in the fourth quarter this year compared to last year.

Engineering, research and development expenses were approximately $200,000, or 15%, higher in the fourth quarter this year compared to the fourth quarter one year ago. The increase was primarily due to higher salary, recruiting, engineering materials and contract services costs.

Financial Outlook

Harry Rittenour commented, “We look forward to concentrating our efforts in fiscal year 2013 on managing the Company’s Industrial Business and focusing on our strategic initiatives that are designed to grow the Company and increase value for our shareholders. We were pleased with our progress during the fourth quarter on our continued development efforts on Helix™. Our backlog remains strong, at approximately $30.2 million, which gives us confidence in our current expectation for moderate and profitable growth in IBU in fiscal year 2013.”

Quarterly Earnings Call and Webcast

Perceptron, Inc. will hold its fourth quarter earnings conference call/webcast chaired by Harry T. Rittenour, President and Chief Executive Officer, on Wednesday, September 5, 2012 at 10:00 AM (EDT). Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=88998
Conference Call	888 487-0355 (domestic callers) or

719 457-2701 (international callers)

Conference	ID 5474823

September 4, 2012

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM (EDT) on Wednesday, September 5, 2012.

Rebroadcast	888 203-1112 (domestic callers) or

719 457-0820 (international callers)

Passcode	5474823

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®

Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial applications. The Company’s products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 220 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2013, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2011. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar and Euro. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

September 4, 2012

Non-GAAP Financial Measures

In addition to results presented in this press release in accordance with United States generally accepted accounting principles (“GAAP”), the table following the Company’s financial statements prepared under GAAP presents non-GAAP financial measures. Adjusted income from continuing operations before tax valuation allowance and adjusted earnings per share from continuing operations before tax valuation allowance presented in the table are non-GAAP financial measures and represent income from continuing operations if the Company had not recorded a valuation allowance on the Company’s deferred tax assets and related earnings per share information.

Management believes the presentation of adjusted income from continuing operations before tax valuation allowance and adjusted earnings per share from continuing operations before the tax valuation allowance provides useful information because these measures enhance management’s evaluation, as well as investors' understanding, of the Company's continuing core operating and financial results and facilitates period to period comparisons. Non-GAAP financial measures have inherent limitations and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of adjusted income from continuing operations before tax valuation allowance to income from continuing operations is included in the table following the Company’s financial statements prepared under GAAP.

--- Financial Tables Follow ---

September 4, 2012

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Sales	$12,826	$14,163	$57,379	$50,847
Cost of Sales	8,692	7,879	33,209	28,225
Gross Profit	4,134	6,284	24,170	22,622
Operating Expenses
Selling, General and Administrative Expense	3,084	3,948	12,983	13,468
Engineering, Research and Development Expense	1,545	1,347	5,591	5,768
Operating Income (Loss)	(495)	989	5,596	3,386
Other Income and Expense
Interest Income, net	57	73	245	233
Foreign Currency and Other Income (Expense)	(95)	230	(466)	484
Income/(Loss) from Continuing Operations Before Income Taxes	(533)	1,292	5,375	4,103
Income Tax Expense	(795)	(506)	(2,548)	(1,453)
Income/(Loss) from Continuing Operations	(1,328)	786	2,827	2,650
Discontinued Operations
Litigation Settlement from Forest Products Business Unit
(net of $520 of tax benefits)	-	-	(1,009)	-
Commercial Products Business Unit (net of $665 and $1,104
of tax benefits in fiscal 2012, respectively, and $123 and $418
of tax benefits in fiscal 2011, respectively)	(1,292)	(241)	(2,151)	(824)

Net Income/(Loss)	$(2,620)	$545	$(333)	$1,826

Basic Earnings (Loss) Per Common Share
Continuing operations	$(0.16)	$0.09	$0.34	$0.30
Discontinued operations	(0.15)	(0.03)	(0.38)	(0.09)
Net Income	$(0.31)	$0.06	$(0.04)	$0.21

Diluted Earnings (Loss) Per Common Share
Continuing operations	$(0.16)	$0.09	$0.34	$0.29
Discontinued operations	(0.15)	(0.03)	(0.38)	(0.09)
Net Income	$(0.31)	$0.06	$(0.04)	$0.20

Weighted Average Common Shares Outstanding
Basic	8,398	8,657	8,433	8,879
Diluted	8,398	8,838	8,433	9,050

September 4, 2012

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

Condensed Balance Sheets	June 30,	June 30,
	2012	2011
Cash and Cash Equivalents	$12,984	$12,105
Short-term Investments	11,227	12,697
Receivables, net	15,982	16,165
Inventories, net	5,396	5,689
Net Assets of Discontinued Operations	-	2,148
Other Current Assets	3,519	4,727
Total Current Assets	49,108	53,531

Property and Equipment, net	5,497	5,559
Long-term Investments	2,192	2,192
Deferred Tax Asset	8,647	7,380
Total Non-Current Assets	16,336	15,131

Total Assets	$65,444	$68,662

Accounts Payable	$1,519	$1,202
Deferred Revenue	7,812	6,823
Net Liabilities of Discontinued Operations	78	-
Other Current Liabilities	3,776	5,157
Total Current Liabilities	13,185	13,182
Shareholders' Equity	52,259	55,480
Total Liabilities and Shareholders' Equity	$65,444	$68,662

September 4, 2012

PERCEPTRON, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	June 30, 2012		June 30, 2012
	Income/(Loss)	EPS*	Income/(Loss)	EPS*

Income/(Loss) from continuing operations	$(1,328)	$(0.16)	$2,827	$0.34
Income tax expense for tax valuation allowance	(1,209)	(0.14)	(1,209)	(0.14)
Adjusted income/(loss) from continuing operations before tax valuation allowance (non-GAAP)	$(119)	$(0.02)	$4,036	$0.48

Weighted Average Diluted Shares	8,398		8,433

_________________________________________________
* Diluted Earnings (Loss) per Common Share. This column is calculated by dividing the corresponding Income/(Loss) column by the Weighted Average Diluted Shares for the period listed above.